Exhibit 4.23

ADCARE HEALTH SYSTEMS, INC.

WARRANT

TO PURCHASE SHARES OF COMMON STOCK
OF ADCARE HEALTH SYSTEMS, INC.

Dated as of May 15, 2013

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH WARRANT AND SHARES ARE REGISTERED UNDER SUCH ACT OR THE HOLDER OF SUCH WARRANT AND SHARES ESTABLISHES TO THE SATISFACTION OF THE COMPANY THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  FURTHERMORE, THIS WARRANT MAY NOT BE TRANSFERRED, PLEDGED OR HYPOTHECATED OTHER THAN BY ITS TERMS.

ADCARE HEALTH SYSTEMS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK
OF ADCARE HEALTH SYSTEMS, INC.

This Warrant, granted by the Board of Directors (the “Board”) of AdCare Health Systems, Inc. (the “Company”) as of May 15, 2013 (the “Grant Date”), certifies that, FOR VALUE RECEIVED, Ronald W. Fleming (the “Holder”), is entitled to purchase up to 70,000 shares of common stock, no par value (the “Common Stock”), of the Company, at a per share purchase price (the “Exercise Price”) of $5.90.  This Warrant is exercisable upon the vesting schedule set forth in Section (a) and shall terminate and expire unless exercised on or before the tenth anniversary of the Grant Date. The shares of the Common Stock issuable upon the exercise of this Warrant are referred to herein as the “Underlying Common Stock.”  The Holder may exercise this Warrant as to all or any portion of the shares of the Underlying Common Stock which it shall have the right to acquire hereunder.

(a)                                 Vesting Schedule.  Subject to the terms and conditions set forth herein, this Warrant shall vest with respect to one-third of the Underlying Common Stock on each of May 15, 2014 , May 15, 2015 and May 15, 2016, provided that the Holder has not ceased employment with the Company as of the date of vesting as set forth herein.  Except as otherwise provided herein, if the Holder ceases to be an employee of the Company, for any reason, then no additional shares of Underlying Common Stock shall vest and the right to purchase such additional shares under this Warrant shall terminate.  Notwithstanding the foregoing, this Warrant shall vest and become immediately exercisable with respect to one hundred percent (100%) of the Underlying Common Stock if (i) there is a “Change in Control” as defined in the AdCare Health Systems, Inc. 2011 Stock Incentive Plan or (ii) the Holder resigns his employment with the Company for “Good Reason.”

Resignation for “Good Reason” means the Holder’s resignation of employment within ninety (90) days following the Company’s failure to cure a material breach of the Employment Agreement entered into July 3, 2013 between the Holder and the Company, as may be amended from time to time, within thirty (30) days after the Holder gives the Company written notice of such breach within ninety (90) days of the occurrence of such breach.

(b)                                 Exercise of Warrant.  In order to exercise all or any portion of this Warrant, the Holder must surrender for exercise this Warrant with the Purchase Form annexed hereto duly executed, together with payment in full of the Exercise Price then in effect for each share of Underlying Common Stock purchasable upon exercise of this Warrant.  Payment may be made: (i) in cash or by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company for such purpose; (ii) without the payment of cash (a “Cashless Exercise”), by reducing the number of shares of Common Stock that would be obtainable upon the exercise of this Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of this Warrant equal to the product of (A) the number of shares of Common Stock for which this Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (B) the Cashless Exercise Ratio (as hereinafter defined); or (iii) a combination of (i) and (ii).  The date upon which the Holder exercises this Warrant is hereinafter referred to as the “Exercise Date”.

The “Cashless Exercise Ratio” shall equal a fraction, (1) the numerator of which is the excess of the Current Market Value (as defined in Section (f)(v)) per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and (2) the denominator of which is the Current Market Price per share of the Common Stock on the Exercise Date.  Upon surrender of this Warrant in connection with the Holder’s option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the Holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio.

If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Underlying Common Stock purchasable hereunder.  Upon receipt by the Company of this Warrant at the office of the Company, in proper form for exercise, accompanied by payment of the Exercise Price, the Holder shall be deemed to be the Holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.  If the stock transfer books of the Company shall be closed on the date of receipt of this Warrant and the Exercise Price as aforesaid, the Holder shall be deemed to be the Holder of such shares of Common Stock on the next succeeding day on which the stock transfer books of the Company shall be opened.

(c)                                  Reservation of Shares; Stock Fully Paid.  The Company agrees that at all times there shall be authorized and reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance or delivery upon exercise of this Warrant.  All shares which may be issued upon exercise hereof will, upon issuance, be fully paid and nonassessable.  The Company shall pay all United States and state documentary stamp taxes, if any, in respect of the issue of the Common Stock.

(d)                                 Fractional Shares.  This Warrant shall be exercisable in such manner so as not to require the issuance of fractional shares of scrip representing fractional shares.  If, as a result of adjustment in the Underlying Common Stock or for any other reason, fractional shares would be issuable, no such fractional shares shall be issued.  In lieu thereof the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Price of such fractional share.

(e)                                  Rights of the Holder.  The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant.

(f)                                   Adjustment of Exercise Rights.  The Exercise Price or the number of shares of Underlying Common Stock to be received upon the exercise of this Warrant, or both, shall be subject to adjustment from time to time as hereinafter in this Section (f) provides.

The Exercise Price shall be adjusted from time to time as follows:

(i)                                     In case the Company shall, at any time or from time to time while this Warrant is outstanding, (A) pay a dividend or make a distribution on its Common Stock in shares of Common Stock (any such event being called a “Stock Dividend Payment”), (B) subdivide or split its outstanding shares of Common Stock or combine its outstanding Common Stock into a smaller number of shares (any such event being called a “Common Share Reorganization”), then (i) the Exercise Price shall be adjusted, effective immediately after the record date at which the holders of shares of Common Stock are determined for purposes of a Common Share Reorganization or at which the holders of shares of Common Stock or any other class of capital stock are determined for purposes of a Stock Dividend Payment, as the case may be, to a price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date before giving effect to such Common Share Reorganization or Stock Dividend Payment, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Share Reorganization or Stock Dividend Payment, as the case may be, and (ii) the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Common Share Reorganization or Stock Dividend Payment, as the case may be, by a fraction, the numerator of which shall be the number of shares outstanding after giving effect to such Common Share Reorganization or Stock Dividend Payment, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such Common Share Reorganization or Stock Dividend Payment, as the case may be.

(ii)                                  In case the Company shall, at any time or from time to time while this Warrant is outstanding, distribute to all holders of shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends), the Exercise Price in effect immediately prior to such distribution shall be adjusted by multiplying the Exercise Price by a fraction, of which (A) the numerator shall be the Current Market Price per share of the Common Stock on the record date mentioned below less than the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness distributed applicable to one share of Common Stock, and (B) the denominator shall be such Current Market Price per share of Common Stock.  Such adjustment shall become effective on the date of such distribution retroactively to immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such distribution.

(iii)                               No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price.

(iv)                              The “Current Market Price” at any date shall mean the price per share of Common Stock on such date determined by the Board as provided below.  The Current Market Price shall be the average of the daily closing prices per share of Common Stock for thirty (30) consecutive business days ending no more than fifteen (15) business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period).  The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading.  In the event that the Common Stock is not listed on a national securities exchange, but the shares are traded on the over-the-counter market, then the Current Market Price will mean the average of the last bid and asked prices for the Common Stock on the over-the-counter market.  If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, the Current Market Price per share of Common Stock shall be deemed to be fair value as determined by the Board (whose determination shall be conclusive), irrespective of any accounting treatment.

(g)                                  Statement of Adjusted Exercise Price.  Whenever the Exercise Price of Underlying Common Stock is adjusted pursuant to Section (f), the Company shall forthwith prepare a written statement signed by the President or the Treasurer of the Company setting forth such adjustment.  Such statement shall be filed among the permanent records of the Company and shall be delivered to the Holder.

(h)                                 Dissolution or Liquidation.  In case the Company shall liquidate or wind up its affairs, the Holder of this Warrant shall be entitled, upon the exercise thereof, to receive, in lieu of the Underlying Common Stock of the Company which he would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to him upon any such dissolution, liquidations or winding up with respect to such shares of Common Stock of the Company, had he been the holder of record of such Underlying Common Stock on the record date for the determination of those entitled to receive any such liquidating distribution; provided, however, that all rights under this Warrant shall terminate on a date fixed by the Company, such date to be not earlier than the date of commencement of proceedings for dissolution, liquidation, or winding up and not later than thirty (30) days after such commencement date, unless the Holder shall have, prior to such termination date, exercised this Warrant.  Notice of such termination of rights under this Warrant shall be given to the Holder hereof, as the same shall appear on the books of the Company, by mail at least thirty (30) days prior to such termination date.

(i)                                     Piggyback Registration Rights.  The Company hereby grants to the Holder piggyback registration rights with respect to all or any portion of the shares of Underlying Common Stock which Holder shall have the right to acquire hereunder.  In the event Company proposes to file a new registration statement after the Grant Date seeking to register any of its Common Stock under the Securities Act of 1933, as amended (the “Act”), in connection with the public offering of such securities, the Company shall, prior to the filing of such registration statement, promptly give the Holder written notice thereof.  Upon the written request of the Holder given within ten (10) days after receipt of such notice by the Company, the Company shall include on such registration statement any of the Underlying Common Stock that have then vested under this Warrant that the Holder has requested to be registered.  If the Holder decides not to include all of its Underlying Common Stock in any registration statement filed by Company, the Holder shall nevertheless continue to have the right to include any Underlying Common Stock that have then vested under this Warrant in any subsequent registration statements as may be filed by the Company with respect to the offering of its Common Stock under the Act, all upon the terms and conditions set forth herein.

In connection with any offering involving an underwriting of shares of the Common Stock in which the Holder makes a written request pursuant to the provisions of the preceding paragraph, the Company shall not be required to include any of the Holder’s Underlying Common Stock in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole reasonable discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including the Holder’s Underlying Common Stock, requested to be included in such registration exceeds the amount of securities that the underwriters determine in their sole reasonable discretion is compatible with the success of the offering, then the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, (i) first securities proposed by the Company to be sold for its own account, and (ii) second Underlying Common Stock of the the Holder and securities of other selling security holders requested to be included in such registration pro-rata on the basis of the number of share of such securities so proposed to be sold and so requested to be included; provided, however, that the Holder shall have pro-rata rights of registration with all shares sought to be included by officers and directors of the Company as well as holders of ten percent (10%) or more of the Common Stock.

(j)                                    Notices.  All notices, payments, requests and demands and other communications required or permitted under this Warrant shall be deemed to have been duly given, delivered and made if in writing and if served either by personal delivery to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested, to the address shown below or such other address as may be designated in writing hereafter by such party:

If to the Company:	AdCare Health Systems, Inc. 1145 Hembree Road Roswell, GA 30076 Attn: Boyd P. Gentry

If to the Holder:	The most recent address that the Company has on file.

(k)                                 Governing Law.  This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.

(l)                                     Further Assurances.  The parties agree to execute, acknowledge and deliver any and all such other documents and to take any and all such other actions as may, in the reasonable opinion of either of the parties hereto, be necessary or convenient to carry out more efficiently any or all of the purposes of this Warrant.

(m)                             Severability.  Any provisions of this Warrant which shall be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Warrant.

(n)                                 Non-Transferable.  This Warrant and the rights granted to the Holder hereof are not transferable by the Holder otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Holder, only by the Holder or by the Holder’s guardian or legal representative.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Warrant dated May 15, 2013 to be executed by its duly authorized representative.

ADCARE HEALTH SYSTEMS, INC.

	By:	/s/ Boyd P. Gentry
	Name:	Boyd P. Gentry
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED TO BY:

/s/ Ronald W. Fleming
RONALD W. FLEMING

PURCHASE FORM

The undersigned,                      pursuant to the provisions of this Warrant hereby elects to purchase            shares of Common Stock of AdCare Health Systems, Inc.

The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $                      .  Such payment takes the form of (check applicable box or boxes):

☐	$ in cash or by money order, certified or bank cashier’s check, or by wire transfer for such amount; and/or

☐

the cancellation of such number of shares of Common Stock underlying this Warrant as is necessary, in accordance with the formula set forth in Section (b), to exercise this Warrant with respect to                    number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section (b).

Dated
(Signature must conform to name of holder as specified on the face of the Warrant)
Address